Exhibit 21

Subsidiaries of First Seacoast Bancorp

Name	Percent Ownership	State of Incorporation
First Seacoast Bank	100%	Federal

Subsidiaries of First Seacoast Bank

Name	Percent Ownership	State of Incorporation
FSB Service Corporation, Inc.	100%	New Hampshire